Exhibit 11.1

FERROGLOBE PLC
INSIDER TRADING POLICY

I.	Introduction

This Insider Trading Policy explains your responsibilities as a director, officer or employee of Ferroglobe PLC or any of its subsidiaries in relation to trading in Ferroglobe’s shares or other debt or equity securities. This Policy may also apply to consultants and contractors, as advised to them by the Company Secretary. Ferroglobe and its directors, officers and employees are subject to the following insider trading regulations:

•	as a US reporting company, strict restrictions imposed by the US Securities and Exchange Commission (the SEC);
•	as a NASDAQ-listed company, regulatory restrictions relating to insider trading;
•	as a company incorporated in the United Kingdom, the United Kingdom’s criminal insider dealing regime and the criminal market manipulation regime; and
•	as an issuer of debt securities listed on the Irish Stock Exchange, the EU Market Abuse Regulations.

Additional legal and regulatory restrictions on insider trading may also apply and you should consult Ferroglobe’s Company Secretary if you are in doubt about whether you may undertake a course of action under this Policy.

Section VI (Persons Discharging Managerial Responsibilities) of this Policy describes the special policies and procedures applicable to those senior persons, including both executive and non-executive directors, deemed to be Persons Discharging Managerial Responsibilities (PDMRs).

Section VII (Restricted Persons) of this Policy describes the special policies and procedures, including restrictions on trading and the reporting of transactions, applicable to all PDMRs, other members of executive management and certain other individuals designated by Ferroglobe. Note that throughout this Policy any reference to the Company Secretary includes his or her designee, if any.

In summary:

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you cannot purchase, sell or otherwise transact in Ferroglobe shares or securities if you possess material non-public information or inside information relating to Ferroglobe shares or securities, or are notified that you cannot by the Company Secretary. These restrictions may also extend to family members and others (see Who is a Related Person in paragraph IV.B);

•	if you are a PDMR, you will be subject to further disclosure and reporting obligations in relation to transactions in Ferroglobe debt securities;
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if you are a Restricted Person you are not permitted to purchase, sell or otherwise transact in Ferroglobe shares or securities during the period commencing one week prior to the end of each fiscal quarter and ending upon the completion of two full trading days after the public release of earnings information for each fiscal quarter. You will be advised by the Company Secretary if you are a Restricted Person;

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you may not enter into, amend or modify, any share trading plan (e.g. adopted pursuant to Rule 10b5-1 of the US Securities Exchange Act), or any other similar trading plan, relating to Ferroglobe shares or securities at a time when you are prohibited from trading (it being understood that this policy does not affect sales made pursuant to such plan);

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if you are a Restricted Person and you wish to purchase, sell or otherwise transact in Ferroglobe shares or securities (including entering into, amending or modifying a share trading plan) during a Trading Window (as defined in paragraph VII.B below), you must first seek clearance from the Company Secretary; and

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because maintaining the confidentiality of information relating to Ferroglobe is essential for competitive, security and other business reasons, you should not disclose such information to others who do not need to know such information.

II.	Background

Under US, UK and Irish securities laws, illegal insider trading or insider dealing refers to buying or selling a share or security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material non-public or inside information, relating to that share or security. Insider trading violations also include the “tipping” of Inside Information, share trading by the person “tipped,” and share trading by those who misappropriate such information. Because insider trading undermines investor confidence in the fairness and integrity of the securities markets, regulatory bodies actively investigate, and may prosecute, violations of the relevant insider trading regulations.

Neither you nor any Related Person can purchase, sell or otherwise transact in Ferroglobe shares or securities if you possess Inside Information (more fully described in section IV) relating to Ferroglobe shares or securities. Additionally, neither you nor any Related Person (as defined in paragraph IV.B) may pass Inside Information to any other person who may transact in Ferroglobe shares or securities (“tipping”). This Policy also restricts the use of Inside Information relating to any other company with publicly-traded securities by you or any Related Person, when such Inside Information has been obtained in the course of employment by, or association with, Ferroglobe.

This Policy applies to all transactions in Ferroglobe’s shares, debt and equity securities, direct, derivative or otherwise. This Policy also applies to any entry into, or amendment or modification of, a plan adopted pursuant to Rule 10b5-1 of the US Securities Exchange Act,1or any other similar trading plan relating to Ferroglobe securities. This Policy is applicable to all directors, officers and employees of Ferroglobe and its subsidiaries as well as to certain consultants and contractors who receive or have access to Inside Information in relation to Ferroglobe as advised to them by the Company Secretary and to whom Ferroglobe communicates this Policy. To avoid the appearance of impropriety, additional restrictions on trading Ferroglobe shares and securities apply to directors, members of executive management and other Restricted Persons (see Section VII (Restricted Persons) for further detail).

III.	Potential Liability

In the United States, the penalties for insider trading by an individual could include civil penalties of up to three times the profit gained or the loss avoided from the illegal trade, and criminal penalties of fines up to $5,000,000 for each “willful” violation of securities laws and the regulations promulgated thereunder, or imprisonment for up to 20 years. Even for individual violations that result in little to no profit for the insider, the SEC can seek a minimum of $1,000,000 from “control persons,” including the company and/or the management and supervisory personnel of that company.

In the United Kingdom, insider dealing is a criminal offence and insiders could be liable for unlimited fines and/or imprisonment for a term not exceeding six months on summary conviction or seven years on a conviction on indictment. There is also a civil offence of market abuse under the UK Market Abuse

1 Under Rule 10b5-1, insiders are able to establish a written plan that details when they will be able to buy or sell shares at a predetermined time on a scheduled basis. Please speak to the Company Secretary for additional information.

Regulation, which includes insider dealing and improper disclosure of inside information, the disciplinary measures for which can include significant financial penalties.

Similar penalties may also apply under the relevant laws and regulations applicable in Ireland, including those of the Irish Stock Exchange.

Persons found to be in violation of insider trading regulations can also be barred in the United States and the United Kingdom from serving as an officer or a director of a public company. In addition, such persons (including Ferroglobe) may face a greater likelihood of shareholder lawsuits for securities fraud following the insider trading activity.

Violations of the provisions of this Policy will be grounds for dismissal. Any exceptions to this Policy, if permitted, may only be granted by the Company Secretary in advance of any activity contrary to the requirements of this Policy taking place.

IV.	Definitions
A.	What is Inside Information?

Inside information is defined in the United Kingdom as information which relates to particular securities or to a particular issuer or issuers, and not to securities or issuers generally, is specific or precise, has not been made public and, if it were made public, would be likely to have a significant effect on the price of any shares or securities.

In addition, in the United States material non-public information is information not generally disseminated to the public that a reasonable investor would likely consider important in making an investment decision (i.e., to buy, sell, or hold shares). Material information may be either positive or negative and can relate to virtually any aspect of a company’s business or to its debt or equity securities. Information is considered “public” if it is known to the general public. In the United States, information is considered to be public two full trading days after a general release of the information to the media or in a document filed with the SEC.

As used in this Policy, the term Inside Information encompasses both inside information and material non-public information.

Certain items generally considered to be Inside Information prior to their effective public dissemination include information relating to: business and financial projections; earnings; results of operations; key transactions or financings; the receipt or loss of significant business; new products; significant increases or decreases in dividends; and liquidity. This list is not exhaustive; analysis of whether an individual is in possession of Inside Information is fact-specific and is considered on an individual basis.

You should be extremely careful about trading in Ferroglobe shares or securities or the shares of any other company that you learn about in connection with your employment. If you have any doubt as to whether information is Inside Information, you should refrain from trading and disclosing the information until clarification is obtained through consultation with the Company Secretary.

B.	Who is a Related Person?

A “Related Person” includes (i) your spouse or partner considered to be equivalent to a spouse, (ii) minor children, (iii) anyone else living in your household or whose security transactions are influenced by you and (iv) any such persons and corporations, partnerships, trusts or other entities owned or controlled by you or any of your Related Persons.

For PDMRs, the definition of Related Person varies slightly in accordance with EU Market Abuse Regulations, and there are additional obligations and restrictions in respect of a PDMR’s Related Persons. The Company Secretary will advise PDMRs separately as to who are considered their Related Persons under this policy, and the additional obligations and restrictions that apply to a PDMR’s Related Person.

You should be mindful of similar relationships, such as friends and other family members, which could give rise to liability for you for “tipping.”

V.	Guidelines
A.	What is Prohibited?

No person subject to this Policy who has knowledge of Inside Information relating to Ferroglobe may, directly or indirectly, including through a Related Person, purchase or sell (or engage in any other transaction which has the effect of purchasing or selling) Ferroglobe shares or securities, gift Ferroglobe shares or securities or engage in any other action to take advantage of Inside Information or provide that information to anyone, including a Related Person or other family member or friend, other than authorised Ferroglobe employees and agents who have a requirement to know the information. If you or a Related Person disclose Inside Information (“tip”) to any other person who then buys or sells Ferroglobe shares or securities, whether or not you personally trade in such security, both you (or the “tipper”) and the “tippee” may be subject to the criminal and civil penalties described above and your employment may be terminated.

In addition, you may not trade in the shares or securities or make trading recommendations to others regarding the shares or securities of any other company with which Ferroglobe does business or is negotiating or engaged in an acquisition or other transaction with, if you are aware of Inside Information in relation to that company which you obtained as a result of your relationship to Ferroglobe. Information that is not Inside Information with respect to Ferroglobe may still be Inside Information with respect to other entities and dealing in the shares or securities of those entities may expose you to the civil and criminal liabilities set out above.

B.	When is it Acceptable to Trade?

If you are not a Restricted Person and you are not in possession of Inside Information, you may trade Ferroglobe shares or securities at any time. However, to avoid the risk of inadvertent insider trading or the perception of insider trading, you should exercise caution in determining whether information is Inside Information and whether you should trade on such information.

If you are in doubt as to whether information constitutes Inside Information, contact the Company Secretary for guidance and do not trade in any securities until you have received confirmation that you may proceed.

C.	Are there Exceptions to this Policy?

The following actions are not generally prohibited under this Policy:

•	award payouts by Ferroglobe to you under any of Ferroglobe’s share-based compensation plans;
•	automatic payroll deductions pursuant to a contribution election made when you were not aware of Inside Information;

•	purchase of Ferroglobe’s shares pursuant to Ferroglobe benefit plans that may be in effect from time to time; and
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any purchase or sale of Ferroglobe shares or securities made pursuant to a plan that complies with Rule 10b5-1 of the US Securities Exchange Act, or any other similar trading plans, entered into in accordance with this Policy where an authorised representative of Ferroglobe has confirmed in advance that this is the case.

If you are in doubt as to whether these exceptions apply to you, contact the Company Secretary for guidance and do not trade in any securities until you have received confirmation that you may proceed.

D.	Additional Information

If you have a question regarding whether you are in possession of Inside Information, discuss it with your supervisor. Any person who has additional questions regarding this Policy or its application to any proposed transaction may obtain additional guidance from Ferroglobe’s Company Secretary, who may be contacted at +44 (0)20 3129 2420 or at the Ferroglobe London Office, 2nd Floor West Wing, Lansdowne House, 57 Berkeley Square, London W1J 6ER, United Kingdom.

Ultimately, responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual.

VI.	Persons Discharging Managerial Responsibility

Section VI of this Policy applies to (i) all members of Ferroglobe’s Board of Directors and (ii) all members of Ferroglobe’s senior management who have regular access to inside information regarding Ferroglobe and who have been advised that they are deemed to be a PDMR.

All PDMRs and their Related Persons must notify Ferroglobe and the Irish Stock Exchange of every transaction they conduct in the debt securities listed on the Irish Stock Exchange, or any derivative related thereto, within three business days of the relevant transaction. The Company Secretary or his or her designees will maintain a list of PDMRs and their Related Persons as required by the EU Market Abuse Regulations, and will provide guidance and assistance to PDMRs on the communications they are required to make to their Related Persons and/or the Irish Stock Exchange. PDMRs and and their Related Persons are also deemed to be Restricted Persons (see Section VII (Restricted Persons) below).

VII.	Restricted Persons

Section VII of this Policy applies to (i) PDMRs; (ii) additional managers or employees of Ferroglobe or other persons including consultants and contractors, if any, as identified from time to time by the Company Secretary; (iii) individuals living in the household of, or whose security transactions are directed or influenced by, such persons; (iv) corporations, partnerships, trusts or other entities owned or controlled by either the Covered Person or a member of his or her immediate family living in the same household; and (v) the Related Persons of PDMRs (each, a “Restricted Person”).

Restricted Persons described in (i) and (ii) above are required to acknowledge their receipt and understanding of this Policy.

A.	Blackout Periods

In addition to being subject to the other limitations set out in this Policy, Restricted Persons may not purchase, sell or otherwise transact in Ferroglobe shares, debt or equity securities during the period commencing one week prior to the end of each fiscal quarter (i.e., one week prior to each of March

31, June 30, September 30 and December 31) and ending upon the completion of two full trading days after the public release of earnings information for each fiscal quarter. These periods, and any other such periods imposed by the Company Secretary, are known as “blackout periods” for the purposes of this Policy. Ferroglobe does not intend to pre-clear any trades which occur during such blackout periods.

During periods in which other types of Inside Information relating to Ferroglobe is pending and not publicly disclosed (such as the negotiation of mergers, acquisitions or dispositions or developments relating to a new product or opportunity), the Company Secretary may impose special blackout periods during which Restricted Persons are prohibited from trading in Ferroglobe shares or securities. If the Company Secretary imposes a special blackout period, he or she will notify the Restricted Persons affected.

B.	Trading Window

Subject to the requirement to seek pre-clearance from the Company Secretary (see below), Restricted Persons are generally permitted to trade in Ferroglobe shares or securities when no blackout period is in effect. Generally, this means that Restricted Persons can trade (subject to this Policy and any pre- clearance procedures) during the period beginning after two full trading days following the public release of Ferroglobe’s financial results for the prior fiscal quarter and ending seven days prior to the end of each fiscal quarter (the “Trading Window”). However, even during a Trading Window, a Restricted Person who is in possession of any Inside Information may not trade in Ferroglobe shares or securities until the relevant information has been made publicly available or is no longer material.

If you are a Restricted Person and you wish to purchase, sell or otherwise transact in Ferroglobe shares or securities (including entering into, amending or modifying a share trading plan adopted pursuant to Rule 10b5-1 or any other similar trading plan) during a Trading Window, you must first seek clearance from the Company Secretary. Clearance may be obtained by sending the Company Secretary a request in writing (including by email) setting out the nature of the trade contemplated and confirming that you are not in possession of Inside Information. Should the Company Secretary provide clearance to deal in Ferroglobe securities (which must be in writing (including by email) addressed to the individual concerned), such clearance will expire at the close of business two business days after it has been provided. Should you wish to deal in Ferroglobe securities after the pre-clearance has expired, a new request in writing will need to be made to the Company Secretary.

Should the Company Secretary seek to trade in Ferroglobe shares or securities, he or she should seek clearance (in writing) from the Executive Chairman or Chief Executive Officer. Such clearance will be subject to the same expiration terms as those applicable to the clearance procedures in respect of other Restricted Persons.

Restricted Persons may also receive notice from Ferroglobe from time to time indicating that the purchase or sale of Ferroglobe shares or securities is restricted for a certain period of time. During such periods, Restricted Persons may not purchase, sell or otherwise transact in Ferroglobe shares or securities (other than pursuant to a pre-existing share trading plan pursuant to Rule 10b5-1 or any other similar trading plan, and other transactions which are excluded from this Policy).

Any Restricted Person who wishes to implement a share trading plan under Rule 10b5-1 or other similar plan in relation to Ferroglobe shares or securities must first pre-clear the plan with the Company Secretary. You may enter into a trading plan only when you are not in possession of Inside Information. In addition, you may not enter into a trading plan during a blackout period.

C.	Unauthorised Disclosure

Maintaining the confidentiality of information relating to Ferroglobe is essential for competitive, security and other business reasons, as well as to comply with applicable US, UK and Irish securities laws. All information you learn about Ferroglobe or its business plans in connection with your employment is potentially inside information until such information has been publicly disclosed or otherwise made available by Ferroglobe. You should treat all information as confidential and proprietary to Ferroglobe. You may not disclose such information to others, including family members, other relatives, or business or social acquaintances who do not need to know such information for legitimate business reasons.

In addition, the timing and nature of Ferroglobe’s disclosure of Inside Information to outsiders is subject to legal rules the breach of which could result in substantial liability for Ferroglobe and its management and employees. Accordingly, only specifically designated representatives of Ferroglobe are permitted to discuss matters relating to Ferroglobe and its affiliates and subsidiaries with the news media, securities analysts and investors. Inquiries of this type received by any employee who has not been so designated should be referred to the Company Secretary.